Exhibit 21


SUBSIDIARIES OF THE REGISTRANT

The following entities are wholly owned subsidiaries of Sunset Brands, Inc.

         1.       Low Carb Creations, Inc., a Washington corporation

         2.       Sunset Brands California, Inc., a Nevada corporation